Exhibit 99.1
NEWS RELEASE
FEDERAL TRADE COMMISSION DISMISSES CASE AGAINST RAMBUS
LOS ALTOS, Calif. — May 14, 2009 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that the Federal Trade Commission (FTC) has issued an order dismissing the remainder of its case against Rambus. This follows a recent denial of the Commission’s request for certiorari with the United States Supreme Court to review the Rambus case and brings the seven-year matter to a close.
“We are pleased to have finally put this matter behind us,” said Thomas Lavelle, senior vice president and general counsel at Rambus. “Rambus has prevailed on similar JEDEC-related claims at the Court of Appeals for the Federal Circuit, in front of a jury, and before a federal district court. The FTC’s decision to drop its remaining JEDEC-related claim against us was the right one.”
In its order, the FTC indicated it would not pursue further proceedings against Rambus in this matter, stating “the Commission finds that further litigation in this matter would not be in the public interest.”
The FTC originally brought charges against Rambus in 2002 relating to Rambus’ 1992-1995 participation in an industry standard setting committee, the Joint Electron Device Engineering Council (“JEDEC”). A three-month trial was held in the spring of 2003 before then Chief Administrative Law Judge (ALJ) Stephen McGuire, who issued his initial decision exonerating Rambus with over 1,600 findings of fact in its favor in early 2004. The FTC’s own Complaint Counsel appealed the ALJ’s decision to the full Commission, which reversed the ALJ and found Rambus liable for violating Section 2 of the Sherman Act. Following Rambus’ appeal of that decision, the Court of Appeals for the District of Columbia (CADC) vacated the FTC orders and the Supreme Court denied the Commission’s request for review.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.
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RMBSLN
Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com